EXHIBIT 99.2

Merger Announcement — December 14, 2010

Dear Dynamex Inc. Customers,

Today is a very important day in the history of Dynamex Inc., and I am pleased to announce that we have signed a definitive agreement to be acquired by TransForce Inc. (“TransForce”), the leader in Canada’s transportation and logistics industry, and have also terminated the definitive agreement with affiliates of Greenbriar Equity Group LLC.

As a key customer, I wanted to inform you personally and share my thoughts on this news. This announcement marks a positive development for both Dynamex and our customers. The agreement underscores the strength of the same-day transportation solutions we’ve developed and validates our long-term vision for the transportation industry. After the transaction closes, Dynamex will be a wholly-owned operating subsidiary of TransForce dedicated to the needs of our valued customers and will maintain its own brand identity. We recognize that our customers value our track record of superior customer service and our commitment to developing and implementing market-leading transportation solutions.

Transitioning from a public to a wholly-owned operating subsidiary of a major transportation company brings many benefits to our shareholders, employees and customers. For Dynamex employees and valued customers like you, the merger will allow greater stability, focus and flexibility to make the strategic, long-term investments that are needed to advance our leadership position. We will continue to grow our core business, expand service offerings and move into new markets and improve overall cost structures and efficiencies. Under the new partnership with TransForce, we can accelerate the positive momentum we have seen over the last year.

Through its subsidiaries, TransForce operates throughout North America and serves more Canadian urban centers than any other carrier.  Its companies currently operate in four well-defined business segments:
●	Less-Than-Truckload
●	Package and Courier
●	Specialized Services, which includes its ancillary transportation services such as logistics, fleet management, & personnel services; energy related services, and waste management;
●	Truckload, which includes specialized truckload and dedicated services.

TransForce Inc. is listed on the Toronto Stock Exchange under the symbol TFI.

The merger will allow greater stability, focus and flexibility for Dynamex to achieve its strategic goals and growth.  Dynamex will benefit from TransForce’s experience, support and synergies by interacting with other companies of the group thus increasing its geographic reach by allowing it to provide complimentary services and improve its market share.  We believe our successful track record and the complementary financial and operational strengths of TransForce will position Dynamex for long-term growth and value creation.

Upon completion of the transaction, Dynamex will be a wholly-owned subsidiary of a public company led by our current management team with the strong financial and operational support of TransForce. We anticipate closing this transaction in the first quarter of calendar 2011, subject to the approval of Dynamex shareholders, customary closing conditions and regulatory approvals. Until the close, we will continue to operate as a publicly-traded company and consider it “business as usual.” You should see no impact to how your business is currently being served.

You have our promise that we will continue to keep your needs at the forefront of all we do. I am confident that our new ownership will ensure our long-term success and bring a wealth of opportunity to you, our valued customer.

We thank you for your business and look forward to continuing to deliver the services you expect and deserve from Dynamex. Please feel free to contact me directly or your local contact if you have questions.

Sincerely,

James Welch
Chief Executive Officer
Dynamex Inc.